Exhibit 99.1

NEWS for Immediate Release

MANITOWOC REPORTS THIRD CONSECUTIVE QUARTER
OF RECORD REVENUES AND EARNINGS

•                  Third-quarter revenue increased 38 percent to a record $779 million

•                  Third-quarter diluted earnings from continuing operations, excluding special items, were $0.82 per share, an increase of 116 percent from 2005

•                  Crane segment backlog increases to $1.4 billion

•                  Over five-fold increase in Economic Value-Added (EVA®) through the first nine months

•                  Cash from continuing operations of $129 million through nine months exceeds full-year 2005

•                  Full-year guidance raised to $2.70 to $2.75 per share, excluding special items

MANITOWOC, Wis. — October 24, 2006 — The Manitowoc Company (NYSE: MTW) today reported that financial results for the quarter ended September 30, 2006 represented the company’s third consecutive quarter of record net sales and earnings. Net sales increased 38 percent to $779.0 million from $564.9 million during the third quarter of 2005. Reported earnings per diluted share were $0.80 for the third quarter of 2006 compared to $0.28 for the third quarter of 2005.

Excluding costs related to the company’s terminated bid for Enodis plc during the latest quarter and the effect of restructuring activities and losses associated with discontinued operations during the third quarter of 2005, third-quarter 2006 earnings per diluted share from continuing operations increased 116 percent to $0.82, up from $0.38 for the third quarter of 2005. A reconciliation of GAAP earnings to earnings before special items for the three and nine months ended September 30, 2006 and 2005 is included later in this release.

“Because of The Manitowoc Company’s global leadership in the lifting industry, the company again delivered strong financial performance to its shareholders,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer. “Third-quarter operating earnings from Manitowoc’s Crane segment increased more than 150 percent compared to the third quarter of 2005 as we benefited from robust demand, high capacity utilization, and excellent factory productivity.”

“While we felt it was in the best interests of our shareholders not to move forward with the bid for Enodis plc, we will continue to explore strategic growth opportunities for our Foodservice and Crane segments, which both make solid contributions to our profitability,” Growcock said. “The Marine segment reached a historic milestone during the quarter with the successful launch of FREEDOM, the Navy’s first Littoral Combat Ship. This important Navy program and a solid backlog of commercial work have enabled the Marine segment to increase both revenue and operating profit this year.”

Business Segment Results

Third-quarter 2006 net sales in the Crane segment increased 44 percent to $583.3 million, from $404.9 million in the third quarter of 2005. Operating earnings for the third quarter of 2006 increased 157 percent to a record $76.1 million, from $29.6 million in the same period last year. The strength of the Crane segment’s end markets is reflected in its backlog, which totaled $1.4 billion, an increase of 25 percent from June 30, 2006, and up 120 percent from September 30, 2005.

“Our Crane segment’s global positioning and strong, customer-focused product lines continue to drive outstanding financial performance,” Growcock said. “Our operating margin of 13 percent for the quarter was driven by high capacity utilization and efficient manufacturing techniques that have enabled us to increase productivity and leverage our increased volume as a result of strong global market conditions. Our broad product line is engaged with essentially all aspects of commercial and industrial construction as demand remains strong in all geographic regions and across all product categories.”

In the Foodservice segment, third-quarter 2006 net sales increased 5 percent to $114.5 million from $108.9 million in the third quarter of last year. Operating earnings for the third quarter of 2006 were $18.6 million, essentially flat from the same period in 2005. The sales and operating profit performance reflects an environment in which commodity cost increases, beverage sales reductions, and absorption issues in refrigeration offset gains in pricing and market share. In addition, U.S. weather conditions were cooler than during the third quarter of 2005, which influenced replacement sales comparisons for the company’s mainstay North American ice machine business.

“Foodservice continues to be our highest-margin business, and we believe it has opportunities for improvement,” Growcock said. “Our ice machine business recently achieved its highest ever U.S. market share position as our investments in energy saving product design and new product innovation continue to make our family of ice machines the first choice in the foodservice industry. As with our Crane and Marine segments, Foodservice has been challenged to offset sharp increases in commodity costs. Prices during the quarter rose most sharply on commodities used primarily in Foodservice products, resulting in more acute cost pressures for this segment.”

Revenues for the Marine segment during the third quarter of 2006 rose 59 percent to $81.2 million from $51.1 million in the third quarter of 2005. Operating earnings for Marine were $2.4 million in the third quarter of 2006 compared to an operating loss of $0.1 million in the third quarter of 2005.

“The Marine segment continues to build on its foundation for growth and profitability,” Growcock said. “We recently launched FREEDOM, the Navy’s first Littoral Combat Ship. Everyone associated with this important shipbuilding program has praised the workmanship of the Marinette Marine team and their ability to bring the best disciplines of commercial shipbuilding to a complex, first-in-class military program. The outlook for the LCS program is encouraging. Marine is also expanding its reputation as one of the nation’s leading commercial shipbuilders with its solid execution on a large backlog of OPA-90 barges and tugs,” Growcock said.

Strategic Priorities

“We utilize six broad strategic priorities to ensure that all management decisions are aligned on value creation,” Growcock said. “Each priority has its unique strategies and tactics, yet all six have the common goal of creating shareholder value by making our efforts more efficient, more effective, and more valuable to our customers. Some of our recent activities are outlined below.”

Growth: The Crane segment’s current performance is an excellent example of a growth strategy that has been well executed. By creating the broadest product line and delivering it on a global basis, we multiply the industry’s growth trends by leveraging cross-selling opportunities within our customer base. We will continue to seek appropriate acquisition targets that expand the growth profile of both the Crane and Foodservice segments.

Innovate: The Foodservice segment continues to partner with its customers in developing innovative products that address new needs in the marketplace. The new Flex-Tower beverage dispenser gives quick-service restaurant and convenience store operators the equipment to capture growing customer interest for non-carbonated beverages such as juices and sports drinks. We are also teaming with a third-party manufacturer to bring a cost-effective line of Visi-coolers for sales of cold-packaged beverages in high-traffic areas of convenience stores, supermarkets, and other retail outlets.

Customer Focus: Our Crane customers rely on Manitowoc Crane Group product and service quality to provide maximum up-time on their jobs. We deliver on that quality promise through Crane CARE, the lifting industry’s most complete after-market support network. During the quarter we continued to expand our call centers with initiatives in EMEA and the Asia/Pacific regions. These new call centers will be fully operational in the first half of 2007. Having trained technicians on call 24/7 around the world is proof to our customers that Manitowoc Crane Group is focused and committed to their success.

Excellence in Operations: The solid growth of our Crane backlog is balanced with our need to deliver those orders on a timely basis. Meeting that customer expectation requires excellent operations, especially in a market with tight supplies of key commodities and components. We built a global sourcing team with the objective of not only negotiating competitive contracts with suppliers, but identifying and qualifying new suppliers ahead of the demand curve. The fact that our Crane revenue increased during a historically slower quarter is evidence of the effectiveness of this operations strategy.

People and Organizational Development: Safe workers are productive workers, and Manitowoc places a high importance on safety. During a year of record man-hours, we were able to decrease the total number of reportable incidents through comprehensive safety training programs in all segments. Our employees participate in safety training programs on a regular basis, and that training is beneficial both on the job and at home.

Create Value: Our strategic priorities have delivered exceptional value to Manitowoc shareholders. In addition to record earnings, our Economic Value-Added (EVA®) through the first nine months of 2006 totaled $84.9 million, an increase of 445 percent from the same period in 2005. The tremendous operating leverage of our Crane business combined with a steady contribution from the Foodservice segment and improved performance in the Marine segment have created a year-to-date EVA level that already exceeds any single fiscal year in our history.

Earnings Guidance

“Based on the strong performance during the third quarter, we are raising our 2006 earnings guidance to a range of $2.70 to $2.75 per share, excluding special items,” said Growcock. As a result of the $0.15 second-quarter charge for early extinguishment of debt and a $0.02 third-quarter charge for acquisition activity, GAAP earnings guidance for the full year is in the range of $2.53 to $2.58 per share. In addition, cash flow from operations is expected to exceed $200 million for the full year, expanding on the strong year-to-date performance of $129 million.

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows for the three and nine months ended September 30, 2006 and 2005 (in millions, except per share data):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Net earnings	$50.4	$17.1	$122.3	$47.6
Special items, net of tax (at statutory rate):
Loss from discontinued operations	—	0.4	0.3	0.3
Loss on closure of discontinued operations	—	3.4	—	3.4
Post acquisition claim settlement	—	—	(0.8)	—
Early extinguishment of debt	—	—	9.4	5.9
Costs related to Enodis acquisition activity	1.4	—	1.4	—
Restructuring and plant consolidation	—	2.1	—	2.1
Earnings from continuing operations before special items	$51.8	$23.0	$132.6	$59.3

Diluted earnings per share	$0.80	$0.28	$1.95	$0.77
Special items, net of tax (at statutory rate):
Loss from discontinued operations	—	0.01	0.01	0.01
Loss on closure of discontinued operations	—	0.05	—	0.05
Post acquisition claim settlement	—	—	(0.01)	—
Early extinguishment of debt	—	—	0.15	0.10
Costs related to Enodis acquisition activity	0.02	—	0.02	—
Restructuring and plant consolidation	—	0.04	—	0.04
Diluted earnings per share from continuing operations before special items	$0.82	$0.38	$2.12	$0.97

Upcoming Investor Events

On October 25 at 10:00 a.m. EST (9:00 a.m. CST), Manitowoc senior management will discuss its quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations section of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form. A replay of the conference call will be available at the same location on the Web site.

On November 28, Manitowoc senior management will host an investment community update meeting in New York. The presentations will begin at Noon EST and conclude at approximately 4 p.m. EST. All interested parties may listen to the webcast via the Internet by going to the Investor Relations section of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form. A replay of the webcast will be available at the same location on the Web site.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the com-pany offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

— anticipated changes in revenue, margins, and costs,

— new crane and foodservice product introductions,

— foreign currency fluctuations,

— increases in raw material prices,

— the risks associated with growth,

— weather conditions,

— geographic factors and political and economic risks,

— actions of company competitors,

— changes in economic or industry conditions generally or in the markets served by our companies,

— anticipated refresh/renovation plans by national restaurant accounts,

— efficiencies and capacity utilization at our facilities,

— successful implementation of systems, including ERP,

— work stoppages and labor negotiations,

— government approval and funding of projects,

— the ability of our customers to receive financing, and

— the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended June 30, 2006.

For more information:
Carl J. Laurino
Senior Vice President
& Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Nine Months Ended September 30, 2006 and 2005
(In millions, except share and per share data)

INCOME STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$779.0	$564.9	$2,158.1	$1,664.8
Cost of sales	609.7	454.5	1,681.7	1,343.3
Gross profit	169.3	110.4	476.4	321.5

Engineering, selling and administrative expenses	84.2	69.2	249.9	205.6
Amortization expense	1.0	0.8	2.4	2.3
Restructuring and plant consolidation costs	—	3.2	—	3.2
Operating earnings	84.1	37.2	224.1	110.4
Interest expense	(10.2)	(13.5)	(36.0)	(40.4)
Loss on debt extinguishment	—	—	(14.4)	(9.1)
Other income - net	0.7	0.7	4.1	3.0
Earnings from continuing operations before taxes on income	74.6	24.4	177.8	63.9
Provision for taxes on income	24.2	3.5	55.2	12.6

Earnings from continuing operations	50.4	20.9	122.6	51.3
Discontinued operations:
Losses from discontinued operations, net of income taxes	—	(0.4)	(0.3)	(0.3)
Loss on closure of discontinued operations, net of income taxes	—	(3.4)	—	(3.4)

NET EARNINGS	$50.4	$17.1	$122.3	$47.6

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.82	$0.35	$2.01	$0.85
Losses from discontinued operations, net of income taxes	—	(0.01)	(0.01)	(0.01)
Loss on closure of discontinued operations, net of income taxes	—	(0.06)	—	(0.06)

BASIC EARNINGS PER SHARE	$0.82	$0.28	$2.00	$0.79

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.80	$0.34	$1.95	$0.83
Losses from discontinued operations, net of income taxes	—	(0.01)	(0.01)	(0.01)
Loss on closure of discontinued operations, net of income taxes	—	(0.05)	—	(0.05)

DILUTED EARNINGS PER SHARE	$0.80	$0.28	$1.95	$0.77

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	61,577,613	60,440,670	61,146,070	60,198,270
Average Shares Outstanding - Diluted	63,038,600	62,015,044	62,785,957	61,525,848

SEGMENT SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales from continuing operations:
Cranes and related products	$583.3	$404.9	$1,630.7	$1,189.9
Foodservice equipment	114.5	108.9	321.4	308.8
Marine	81.2	51.1	206.0	166.1
Total	$779.0	$564.9	$2,158.1	$1,664.8

Operating earnings (loss) from continuing operations:
Cranes and related products	$76.1	$29.6	$202.9	$85.3
Foodservice equipment	18.6	18.5	47.0	47.2
Marine	2.4	(0.1)	8.0	1.0
General corporate expense	(12.0)	(6.8)	(31.4)	(17.6)
Amortization	(1.0)	(0.8)	(2.4)	(2.3)
Restructuring and plant consolidation costs	—	(3.2)	—	(3.2)
Operating earnings	$84.1	$37.2	$224.1	$110.4

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2006 and 2005

(In millions)

BALANCE SHEET
ASSETS

	September 30,	December 31,
	2006	2005
Current assets:
Cash and temporary investments	$113.5	$231.8
Accounts receivable - net	351.2	243.2
Inventories - net	436.9	331.5
Other current assets	159.0	146.9
Total current assets	1,060.6	953.4

Property, plant and equipment - net	375.1	353.9
Intangible assets - net	616.0	569.5
Other long-term assets	71.8	85.0
TOTAL ASSETS	$2,123.5	$1,961.8

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$739.5	$591.8
Short-term borrowings	6.1	19.4
Product warranties	55.3	47.3
Product liabilities	34.9	31.8
Total current liabilities	835.8	690.3

Long-term debt	335.3	474.0
Other non-current liabilities	256.9	254.2
Stockholders’ equity	695.5	543.3
TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$2,123.5	$1,961.8

CASH FLOW SUMMARY
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net earnings	$50.4	$17.1	$122.3	$47.6
Non-cash adjustments	22.2	23.2	67.6	59.8
Changes in operating assets and liabilities	17.0	19.3	(60.7)	(65.3)
Net cash provided by operating activities of continuing operations	89.6	59.6	129.2	42.1
Net cash provided by (used for) operating activities of discontinued operations	—	1.7	(0.3)	(9.2)
Net cash provided by operating activities	89.6	61.3	128.9	32.9
Capital expenditures	(15.3)	(13.7)	(38.5)	(35.0)
Proceeds from sale of fixed assets	1.0	2.1	5.0	7.5
Business acquisitions	—	—	(48.4)	—
Payments on borrowings - net	(40.1)	(1.1)	(167.0)	(58.7)
Proceeds (payments) from receivable financing - net	(10.3)	1.8	(4.3)	—
Debt issuance costs	—	(0.1)	—	(1.8)
Dividends paid	(2.2)	(2.1)	(6.5)	(6.3)
Stock options exercised	0.3	2.9	8.4	9.0
Effect of exchange rate changes on cash	0.7	(0.3)	4.0	(3.7)
Net increase (decrease) in cash & temporary investments	$23.7	$50.8	$(118.4)	$(56.1)